Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF EARTHSTONE ENERGY, INC.

Earthstone Energy, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.That the Board of Directors of the Corporation has duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the existing Third Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and declaring said amendment to be advisable. This amendment amends the Certificate of Incorporation as follows:

Article 7 of the Certificate of Incorporation be amended and restated in its entirety to read as follows:

“ARTICLE 7
LIABILITY OF DIRECTORS AND OFFICERS

7.1General. To the fullest extent permitted by Section 102(b)(7) of the DGCL, the personal liability of a director or officer to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director or officer of the Company is eliminated, provided that such provision shall not limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

7.2Amendment. No amendment, modification or repeal of this Article 7, nor the adoption of any provision of the Company’s Third Amended and Restated Certificate of Incorporation inconsistent with this Article 7, shall adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification or repeal.”

2.That the requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with the Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware.

* * *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation as of June 8, 2023.

EARTHSTONE ENERGY, INC.

By: /s/ Robert J. Anderson Name: Robert J. Anderson
Title: President and Chief Executive Officer

[Signature Page to Certificate of Amendment]